CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Milestone Funds - Treasury Obligations Portfolio:

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-81574 on Form N-1A of our report dated January 25, 2006, relating to the financial statements and financial highlights of The Milestone Funds - Treasury Obligations Portfolio, appearing in the Annual Report on Form N-CSR of The Milestone Funds - Treasury Obligations Portfolio for the year ended November 30, 2005, and to the references to us under the captions "Financial Highlights" in the Investor Shares, Institutional Shares, Financial Shares, and Premium Shares Prospectuses, which are part such registration statement.

DELOITTE & TOUCHE LLP

New York, New York

March 21, 2007